Exhibit 99.1
Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RESULTS FOR 2009 THIRD FISCAL QUARTER
Lisle, Ill., USA – April 21, 2009 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2009 third fiscal quarter ended March 31, 2009.
2009 Third Fiscal Quarter Results
Revenue for the quarter ended March 31, 2009 of $505.5 million was at the lower end of the range estimated in the release dated January 27, 2009. Revenue decreased 38.5% from the same period last fiscal year, and 24.2% from the December 2008 quarter. Revenue continued to be impacted by the global slowdown, made worse by customer initiatives to reduce their inventory. Revenue in local currencies fell 37.1% as currency translation decreased revenue by $12.0 million, compared with last year’s March quarter.
Gross profit margin was 18.5%, compared with 30.9% in the prior year March quarter, and 26.4% in the December 2008 quarter. The decline in gross profit margin reflected lower absorption of manufacturing overhead resulting from significantly lower production volume. SG&A expense declined $28.6 million from last year’s March quarter and $5.5 million from the December 2008 quarter, due to the cost reduction and restructuring programs.
Net loss was $58.6 million, or ($0.34) per share. Included in the quarter results was a pretax restructuring charge of $44.3 million ($34.0 million after-tax or approximately $0.20 per share), relating to the previously announced restructuring program. The March quarter compares with net income of $50.3 million, or $0.28 per share in the prior year quarter that included a pretax restructuring charge of $6.4 million, or approximately $0.03 per share after-tax. The effective tax rate for the quarter was 32.3%.
Orders for the March quarter were $475 million, down 47% compared with the prior year quarter and down 16% from the December 2008 quarter. The Company’s order backlog on March 31, 2009 was $251 million, compared with $461 million at March 31, 2008 and $285 million at December 31, 2008. Orders improved each month during the quarter, and the book to bill ratio was positive for the month of March.
Capital expenditures for the March 2009 quarter were $31.1 million, compared with $61.0 million in the prior year March quarter and $51.3 million in the December 2008 quarter. Capital spending during the March quarter was primarily for production tooling related to new product development. Capital expenditures for the first nine months of fiscal 2009 were $127.7 million or 6.3% of revenue, and included expenditures related to plant construction as part of the restructuring program. This compares with $163.4 million or 6.7% of revenue for the nine months ended March 31, 2008. Capital expenditures for fiscal 2009 were significantly reduced to maximize cash flow in this difficult economy and are now estimated in a range of $165 to $185 million for the full year. This compares with fiscal 2008 spending of $234.6 million.

Research and development expense was $34.9 million, compared with $41.7 million in the prior year quarter due primarily to salary reductions and cost containment activities. In the first three quarters of fiscal 2009 the Company released 158 new products. During the March quarter new design activity improved significantly, and consistent with the company’s goal of remaining a technology leader in the industry, spending for R&D is expected to increase in subsequent quarters.
Cash flow from operations was $121.3 million for the March quarter and $311.6 million for the nine months ended March 31, 2009. Cash and marketable securities was $505.9 million at the end of the quarter, an increase of $48.2 million from December 31, 2008.
Martin P. Slark, CEO, commented on the quarter, “We believe that the revenue and orders for the quarter were below the level of current market demand, a result of inventory reductions within the supply chain. When combined with our initiatives to reduce our own inventory, manufacturing volume was below the level required to break-even on an operating basis. We have been aggressive in our response to the business environment, including making salary reductions for officers and salaried employees in the U.S. as well as in most international operations. In addition, we have lowered headcount by 25% over the last two quarters.”
Slark continued, “During the quarter we also successfully managed our cash flow. For example, inventory declined by 19.5% sequentially, while accounts receivable declined by 26.0% sequentially and returned to a normal level of 75 days sales outstanding. Capital expenditures were tightly controlled and reduced to the lowest level in several years. These initiatives improved our cash position providing us with additional security during these tough times.”
Restructuring Update
The restructuring charge of $44.3 million recorded in the March quarter was primarily related to severance for headcount reductions and the costs associated with plant closures. Since the end of the quarter the Company announced the closure of a manufacturing plant in Japan.
The total estimated pretax restructuring charge through the end of fiscal year 2010 has increased to a range of $240 to $250 million. Cumulative restructuring charges were $174 million through March 31, 2009, and the Company estimates that the additional restructuring charges in fiscal 2009 will approximate $50 million, with the remaining $20 to 25 million to be recognized in fiscal 2010. The expected annualized cost savings from the restructuring program is approximately $200 million.
Nine-Month Results
Revenue for the nine-months ended March 31, 2009 was $2.0 billion, a decline of 18.1% compared with the prior fiscal year. During this period, currency translation increased revenue by $33.1 million. Net loss of $101.5 million, or ($0.58) per share included a pretax restructuring charge of $105.9 million ($79.4 million after-tax or approximately $0.45 per share), and a pretax and after-tax goodwill impairment charge of $93.1 million, or $0.53 per share.

Outlook
The improved order rate in the month of March has continued through the date of this release, and we anticipate that both revenue and orders for the June quarter will be above the March quarter. While orders appear to have bottomed in the March quarter, future visibility remains limited. As a result, the Company considers it prudent to provide a wide range in its outlook, and estimates revenue in the range of $525 to $575 million for the June quarter.
The Company’s cost reduction strategy includes both permanent and short term initiatives. The permanent cost initiatives should enhance financial leverage in the recovery. The short term actions are in response to the economic downturn and lower than normal revenue levels. We believe that this approach maximizes cash flow from operations, while retaining the level of resources and skills necessary to improve our competitive position when the global economy improves.
Earnings Conference Call Information
A conference call will be held on Tuesday, April 21, 2009 at 4:00 pm central. Please dial (888) 679-8037 to participate in the conference call. International callers please dial (617) 213-4849. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 28530336. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / pass code 31353857.
Other Investor Events
April 30, 2009 – Management visits to Cleveland and Columbus, Ohio
May 14, 2009 – Credit Suisse Hardware & Supply Chain Conference in Boston
June 8, 2009 – UBS Global Technology and Services Conference in New York
June 9, 2009 – William Blair & Company’s 29th Annual Stock Conference in Chicago
August 4, 2009 – Molex FY09 Q4 Press Release
August 5, 2009 – Molex Analysts Meeting in Lisle, Illinois

Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates”, “expects”, “believes”, “intends”, “plans”, “projects”, “estimates”, and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2008, and disclosed in the Form 10-Q for the quarters ended September 30, 2008 and December 31, 2008, which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 70-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 45 manufacturing locations in 17 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31,	June 30,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$457,548	$475,507
Marketable securities	48,384	34,298
Accounts receivable, less allowances of $30,336 and $40,243 respectively	444,617	740,827
Inventories	360,776	458,295
Other current assets	110,795	74,033

Total current assets	1,422,120	1,782,960
Property, plant and equipment, net	1,081,469	1,172,395
Goodwill	294,359	373,623
Other assets	275,193	270,559

Total assets	$3,073,141	$3,599,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$182,363	$350,413
Accrued expenses	205,426	154,015
Current portion of long-term debt and short-term borrowings	280,897	66,687
Other current liabilities	4,285	78,323

Total current liabilities	672,971	649,438
Other non-current liabilities	23,884	21,346
Accrued pension and postretirement benefits	98,376	105,574
Long-term debt	5,167	146,333

Total liabilities	800,398	922,691

Commitments and contingencies

Stockholders’ equity:
Common stock	11,130	11,107
Paid-in capital	592,675	569,046
Retained earnings	2,602,472	2,785,099
Treasury stock	(1,088,258)	(1,009,021)
Accumulated other comprehensive income	154,724	320,615

Total stockholders’ equity	2,272,743	2,676,846

Total liabilities and stockholders’ equity	$3,073,141	$3,599,537

See accompanying notes to condensed consolidated financial statements.

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Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net revenue	$505,539	$822,285	$2,011,252	$2,456,455
Cost of sales	412,143	567,824	1,492,312	1,712,729

Gross profit	93,396	254,461	518,940	743,726

Selling, general and administrative	139,071	167,639	450,034	493,973
Restructuring costs and asset impairments	44,344	6,399	105,904	16,286
Goodwill impairment	—	—	93,140	—

Total operating expenses	183,415	174,038	649,078	510,259

Income (loss) from operations	(90,019)	80,423	(130,138)	233,467

Interest income, net	251	2,044	2,287	6,964
Other income	3,259	4,462	24,252	7,241

Total other income	3,510	6,506	26,539	14,205

Income (loss) before income taxes	(86,509)	86,929	(103,599)	247,672

Income taxes	(27,909)	36,623	(2,052)	84,846

Net (loss) income	$(58,600)	$50,306	$(101,547)	$162,826

Earnings (loss) per share:
Basic	$(0.34)	$0.28	$(0.58)	$0.90
Diluted	$(0.34)	$0.28	$(0.58)	$0.89

Dividends declared per share	$0.1525	$0.1125	$0.4575	$0.3375

Average common shares outstanding:
Basic	173,228	179,385	174,985	181,260
Diluted	173,228	180,086	174,985	182,156
See accompanying notes to condensed consolidated financial statements.

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Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	March 31,
	2009	2008
Operating activities:
Net (loss) income	$(101,547)	$162,826
Add non-cash items included in net (loss) income:
Depreciation and amortization	190,085	184,675
Share-based compensation	19,393	18,539
Goodwill impairment	93,140	—
Other non-cash items	9,392	3,568
Changes in assets and liabilities:
Accounts receivable	282,082	12,604
Inventories	93,916	(22,540)
Accounts payable	(167,781)	(6,179)
Other current assets and liabilities	(50,148)	8,915
Other assets and liabilities	(56,947)	(9,551)

Cash provided from operating activities	311,585	352,857

Investing activities:
Capital expenditures	(127,688)	(163,440)
Proceeds from sales of property, plant and equipment	7,561	11,417
Proceeds from sales or maturities of marketable securities	11,694	843,493
Purchases of marketable securities	(33,399)	(798,921)
Acquisitions	(73,447)	(42,503)
Other investing activities	655	(9,733)

Cash used for investing activities	(214,624)	(159,687)

Financing activities:
Proceeds from revolving credit facility	115,000	65,000
Payments on revolving credit facility	(105,000)	–
Net change in long-term debt	47,300	(1,705)
Cash dividends paid	(73,222)	(54,557)
Exercise of stock options	1,233	8,534
Purchase of treasury stock	(76,342)	(166,199)
Other financing activities	(870)	(900)

Cash used for financing activities	(91,901)	(149,827)

Effect of exchange rate changes on cash	(23,019)	32,150

Net increase (decrease) in cash and cash equivalents	(17,959)	75,493
Cash and cash equivalents, beginning of period	475,507	378,361

Cash and cash equivalents, end of period	$457,548	$453,854

See accompanying notes to condensed consolidated financial statements.

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